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                                                                    EXHIBIT 99.5
March 20, 1998



Metropolitan Life Insurance Company
One Madison Avenue
New York, New York  10010

Dear Sirs:


This opinion is furnished in connection with the filing of Pre-Effective Amendment No. 1 to Registration Statement No. 333-40160 on Form S-6 ("Registration Statement") which covers premiums received under the Variable Additional Insurance Dividend Option (VAI) offered by Metropolitan Life Insurance Company ("MLIC") in each State where it has been approved by appropriate State insurance authorities. As a Vice-President and Actuary of MLIC, I have reviewed the VAI form and I am familiar with the Registration Statement and Exhibits thereto. In my opinion the illustrations of VAI death benefits, VAI cash values in the Section "Illustrations of Death Benefits, Cash Values and Accumulated Premiums" of the prospectus included in the Registration Statement ("Prospectus"), based on the assumptions stated in the illustrations, are consistent with the provisions of the VAI. The rate structure of the VAI has not been designed so as to make the relationship between premiums and benefits, as shown in these illustrations appear to be correspondingly more favorable to a prospective purchaser of the VAI for males age 40, than to prospective purchasers of VAI for a male at other ages or for a female.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus.


                                     Very truly yours,

                                     /s/ Marian Zeldin
                                     -----------------
                                     Marian Zeldin
                                     Vice-President and
                                     Actuary